UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 4, 2012

DEPOMED, INC.

(Exact name of registrant as specified in its charter)

001-13111

(Commission File Number)

California	94-3229046
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

1360 O’Brien Drive, Menlo Park, California  94025

(Address of principal executive offices, with zip code)

(650) 462-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 4, 2012, Depomed, Inc., a California corporation (the “Company”), entered into an office and laboratory lease agreement (the “Lease”) with BMR-Pacific Research Center LP, a Delaware limited partnership (the “ Landlord”), to lease approximately 52,500 rentable square feet (the “Initial Premises”) at 7999 Gateway Boulevard in Newark, California (the “Building”) commencing on December 1, 2012. The Company is obligated to lease approximately 8,000 additional rentable square feet (the “Expansion Premises”) in the Building commencing no later than December 1, 2015.

The initial base rent will be $1.75 per rental square foot per month and will increase annually by 3%.  The base rent for the Initial Premises will be waived for the first five (5) months of the term of the Lease.  The lease is a triple net lease, with the Company responsible for taxes, insurance and maintenance for the portion of the Building leased by the Company.  The Landlord will make available to the Company a tenant improvement allowance of $120.00 per square foot for the Initial Premises, which the Company may use towards the build-out of the Initial Premises.  In addition, the Landlord will make available to the Company a tenant improvement allowance of $80.00 per square foot for the Expansion Premises, which the Company may use towards the build-out of the Expansion Premises.

The Lease will expire on November 30, 2022.  However, the Company has the right to renew the Lease for one additional five year term, provided that written notice is made to the Landlord no later than 12 months prior to the Lease expiration.

The Company will have the one-time right to terminate the Lease in its entirety effective as of November 30, 2017 by delivering written notice to the Landlord on or before December 1, 2016.  In the event of such termination, the Company will pay the Landlord the unamortized portion of the tenant improvement allowance, specified additional allowances made by the Landlord, waived base rent and leasing commissions, in each case amortized at 8% interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEPOMED, INC.

Date: April 5, 2012	By:	/s/ Matthew M. Gosling
Matthew M. Gosling
Senior Vice President and General Counsel